Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Third Quarter 2009 Results

-The Company raises full year fiscal 2009 revenue and earnings guidance-

-Third quarter revenue increased 62% to $214 million-

-Third quarter pre-tax income grew to $13.9  million-

-Company completed two acquisitions during the quarter-

Fargo, ND – December 15, 2008—Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agricultural and construction equipment stores, today reported financial results for the third quarter and nine-month period ended October 31, 2008.

For the third quarter of fiscal 2009, revenue increased to $214.0 million from revenue of $132.2 million in the third quarter of the prior year.  All three of the Company’s main revenue sources - equipment, parts and service - contributed to this period-over-period revenue growth.  Equipment sales were $168.0 million, compared to $103.4 million in the same period last year.  Parts sales were $29.8 million in the third quarter, up from $18.4 million in the prior-year period.  Revenue generated from service improved to $12.9 million in the quarter, compared to $7.9 million in the third quarter of last year.

Gross profit for the fiscal third quarter increased to $37.3 million, compared to $20.4 million in the third quarter of the prior year. The Company’s gross profit margin was 17.5% in the fiscal third quarter, compared to 15.4% in the third quarter of fiscal 2008 reflecting the strong market we are experiencing.  Gross profit from parts and service revenue contributed 46% of overall gross profit for fiscal third quarter 2008 compared to 48% in the third quarter last year.

Operating income for the fiscal third quarter increased to $14.2 million compared to $6.0 million in the same period a year ago.  Pre-tax income for the fiscal third quarter increased to $13.9 million, compared to $4.5 million in the same period last year.  Pre-tax margin was 6.5% for fiscal third quarter 2009, compared to 3.4% in the third quarter last year.

Net income for the fiscal third quarter was $8.2 million, compared to net income of $2.7 million in the third quarter last year.  After giving effect to the increase in share count to 18,041,197 million shares from 7,675,831 million shares due to the Company’s initial public offering in December 2007 and its May 2008 follow-on offering, earnings per diluted share were $0.45 per share in the current quarter as compared to $0.36 per share, for the third quarter last year.

For the nine month period ended October 31, 2008, revenue increased to $501.4 million from $297.8 million for the same period last year.  Net income for the first nine months of fiscal 2009 was $14.9 million, or $0.91 per diluted share, compared to $4.9 million, or $0.72 per diluted share, in the same period last year.

“We are pleased with our performance in the third quarter and first nine months of fiscal 2009, and based on our stronger than anticipated financial results, we are again raising our full-year outlook,” said David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “We increased both our revenue and gross profit from all three of our revenue sources—equipment, parts, and service.  Our revenue growth benefitted from the continuation of the robust agriculture economy, as well as our organic and acquired growth.  During the third quarter we improved our gross margins from 15.4% to 17.5% and our pre-tax margins from 3.4%  to 6.5% to create strong earnings growth.

Mr. Meyer continued, “Looking forward, we remain confident in our long-term growth opportunities.  We continue to see an excellent pipeline of acquisition candidates as well as organic growth opportunities.  Importantly, our newly acquired stores are performing very well, as we are continuing our strong track record of retaining acquired store employees and customer relationships while implementing the Titan operating model.”

Acquisitions

The Company closed two acquisitions in the third quarter fiscal 2009, consisting of four stores with historical revenues of $63.0 million.

Wolf’s Farm Equipment, Inc., with one store in Kintyre, North Dakota, is a farm equipment dealership selling the New Holland brand.  Wolf’s Farm Equipment reported revenues of approximately $3.0 million in its most recent fiscal year ended December 31, 2007.  This New Holland Dealership is strategically located between the Company’s Jamestown, Wishek, and Mandan, North Dakota stores.

Pioneer Garage, Inc., with three stores in South Dakota, is a farm equipment dealership selling the Case IH and New Holland brands.  Pioneer Garage has Case IH and New Holland dealerships in Pierre and Highmore, South Dakota, and a New Holland dealership in Miller, South Dakota.  Pioneer Garage reported revenues of $60.0 million in its most recent fiscal year ended September 30, 2008.  The three locations are contiguous to the existing Titan Machinery stores in Huron and Redfield.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the Company’s business.  Based on better than anticipated third quarter results and increased growth expected in the fourth quarter, the Company is raising its revenue outlook for the full year ending January 31, 2009 to a range of $635 million to $675 million, compared to previously issued guidance of $590 million to $635 million.  The Company is also raising its fiscal year ending January 31, 2009 EPS guidance to a range of $1.07 to $1.11 from a range of $0.89 to $0.94. Weighted average diluted shares outstanding for the fourth quarter and fiscal year ending January 31, 2009 are expected to be approximately 18.1 million and 16.8 million, respectively.

Conference Call and Powerpoint Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 3:30 p.m. Central time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (800) 762-8779  from the U.S. International callers can dial (480) 629-9041. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, December 29, 2008, by dialing (800) 406-7325 from the U.S., or (303) 590-3030  from international locations, and entering confirmation code 3947934. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly aquired locations.  The Company owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. The current Titan Machinery network consists of 51 dealerships in North Dakota, South Dakota, Minnesota, Iowa and Nebraska, including two outlet stores, representing one or more of the CNH Brands (NYSE: CNH) CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding long-term growth opportunities in the Company’s targeted agricultural and construction markets, the Company’s expected results of operations for the fourth quarter and fiscal year ending January 31, 2009, and organic growth and acquisition opportunities, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The current global financial turmoil has generated an historic amount of uncertainty and volatility making it particularily difficult to forecast results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores including the operations of Wolf’s Farm Equipment, Inc. and Pioneer Garage, Inc. with the Company’s operations, industry supply levels, fluctuating agriculture and construction industry economic conditions, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic area served.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 28, 2008 and its Quarterly Report on Form 10-Q filed on December 15, 2008.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Manaaging Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands)

	October 31,	January 31,
	2008	2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$41,861	$42,803
U.S. treasury bills	49,904	—
Total cash, cash equivalents and U.S. treasury bills	91,765	42,803

Receivables, net	20,685	22,061
Inventories	234,689	145,767
Prepaid expenses	366	215
Income taxes receivable	—	1,074
Deferred income taxes	1,301	1,027

Total current assets	348,806	212,947

INTANGIBLES AND OTHER ASSETS
Parts inventory in excess of amounts expected to be sold currently	2,080	1,480
Goodwill	10,166	8,271
Intangible assets, net of accumulated amortization	419	337
Other	397	312
	13,062	10,400

PROPERTY AND EQUIPMENT, net of accumulated depreciation	26,258	16,022

	$388,126	$239,369

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$14,597	$9,244
Floorplan notes payable	171,376	105,848
Current maturities of long-term debt	1,109	5,654
Customer deposits	11,156	19,309
Accrued expenses	8,060	6,138
Income taxes payable	2,687	—

Total current liabilities	208,985	146,193

LONG-TERM LIABILITIES
Long-term debt, less current maturities	2,707	13,083
Deferred income taxes	2,777	1,865
Other long term liabilities	3,293	811
	8,777	15,759

SUBORDINATED DEBENTURES	—	1,300

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000,000 shares; issued and outstanding - 17,639,722 at October 31, 2008 and 13,440,654, at January 31, 2008	—	—
Additional paid-in-capital	137,522	58,180
Retained earnings	32,842	17,937
	170,364	76,117

	$388,126	$239,369

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$167,950	$103,372	$386,705	$225,854
Parts	29,794	18,384	74,910	45,560
Service	12,894	7,897	32,626	20,939
Other, including trucking and rental	3,322	2,518	7,207	5,457
TOTAL REVENUE	213,960	132,171	501,448	297,810

COST OF REVENUE
Equipment	148,678	93,799	343,582	204,332
Parts	20,638	13,652	53,121	33,668
Service	5,019	2,843	12,344	7,731
Other, including trucking and rental	2,279	1,493	5,027	3,534
TOTAL COST OF REVENUE	176,614	111,787	414,074	249,265

GROSS PROFIT	37,346	20,384	87,374	48,545

OPERATING EXPENSES	23,153	14,380	60,805	35,833

INCOME FROM OPERATIONS	14,193	6,004	26,569	12,712

OTHER INCOME (EXPENSE)
Interest and other income	497	120	1,257	204
Floorplan interest expense	(783)	(974)	(2,082)	(2,805)
Subordinated debt interest expense	—	(446)	(21)	(1,324)
Interest expense other	(47)	(245)	(568)	(631)

INCOME BEFORE INCOME TAXES	13,860	4,459	25,155	8,156

PROVISION FOR INCOME TAXES	(5,675)	(1,745)	(10,250)	(3,213)

NET INCOME	$8,185	$2,714	$14,905	$4,943

ADJUSTMENTS TO INCOME:
Amortization of syndication fees	—	(5)	—	(16)
Unpaid accumulated preferred dividends	—	(26)	—	(77)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$8,185	$2,683	$14,905	$4,850

EARNINGS PER SHARE - BASIC	$0.47	$0.62	$0.94	$1.12
EARNINGS PER SHARE - DILUTED	$0.45	$0.36	$0.91	$0.72